FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION SUCCESSFULLY COMPLETES ITS
ACQUISITION OF A CONTROLLING STAKE IN BIOMETRIC LEADER EYELOCK

Hauppauge, NY, September 2, 2015 - VOXX International Corporation (Nasdaq: VOXX) today announced that it has successfully completed its acquisition, effective September 1, 2015, to acquire a controlling stake of biometrics leader, EyeLock. VOXX has acquired a 54% equity interest in a newly formed subsidiary, EyeLock LLC, which now owns all of the intellectual property and substantially all of the other assets of EyeLock, Inc. and its subsidiary EyeLock Corp., and has assumed certain of their liabilities. The total purchase price, inclusive of prior investments, is approximately $20.2 million. The Company also disclosed that it has entered into a Loan Agreement with EyeLock LLC, providing up to $10 million for working capital purposes in the form of a secured revolving credit facility.

Pat Lavelle, VOXX International’s President and CEO, stated, “This acquisition holds great potential for our Company and our shareholders as biometrics increasingly has become a desired authentication mechanism for the Internet of Things, and for increased access management and security measures. With EyeLock, we believe we have invested in the fastest and most secure iris-authentication technology in the market, and a company that has significant potential to capture an increasing share of a market that is expected to increase to over $20 billion within the next five years. I look forward to working with Jim Demitrieus, EyeLock’s CEO and his team, leveraging our combined resources and expanding our reach with both existing and new distribution partners, enterprises, government agencies, and global technology leaders. This is a major milestone for VOXX and I’m excited with the opportunities this transaction should generate in the coming years.”

The Company further reiterated that it has expanded on its existing supply chain and distribution relationship with EyeLock and will now play a larger role in the distribution and sale of EyeLock’s suite of products. Prior to the transaction, VOXX had served as the exclusive distribution partner of myris™ to retailers in North America and throughout Europe.

About EyeLock
EyeLock is a leader in iris authentication, providing the highest level of security with EyeLock ID technology.  The Company’s proprietary, embeddable technology enables the convenient and secure authentication of individuals across physical and logical environments. EyeLock’s solutions have been integrated across consumer and enterprise products and platforms, eliminating the need for PINs and passwords. myris™, the first consumer accessible iris authentication device, is available at retail locations across the U.S., including Best Buy, Staples, Fry’s, TigerDirect, ABC Warehouse, and at eyelock.com.  No two irises are alike, and outside DNA - the iris is the most accurate human identifier. Corporations across the Fortune 500 recognize the level of security EyeLock provides due in part to its false accept rate, ease of use and scalability. As a sponsor member of the Fast IDentity Online Alliance (FIDO), a non-profit organization dedicated to creating a safer and more secure digital presence for consumers, EyeLock is dedicated to advancing digital privacy and next generation security.

About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio.  Today, VOXX International Corporation has an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world’s leading automotive manufacturers.  The Company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which now comprises over 30 trusted brands. Among the key domestic brands are Klipsch®, RCA®, Jensen®, Audiovox®, Acoustic Research®, Terk®, Advent®, 808®, Code Alarm®, Invision® and Prestige®. International brands include Hirschmann Car Communication®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™.  For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2015.

VOXX International Corporation: Investor Relations
Glenn Wiener, President and CEO
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com